Exhibit 99.1

Contact:	Lesley Ogrodnick
508-293-6961
ogrodnick_lesley@emc.com

FOR IMMEDIATE RELEASE

EMC ANNOUNCES AUTHORIZATION OF STOCK

PURCHASE PROGRAM

Board Authorizes Plan to Purchase VMware Shares to Maintain EMC’s Majority Ownership of VMware at Approximately 80%

HOPKINTON, Mass. – March 2, 2010 – EMC Corporation (NYSE: EMC), the world leader in information infrastructure solutions, announced today that its Board of Directors has authorized a stock purchase program to allow the company to make open market purchases of VMware Class A common stock in order to maintain EMC’s approximately 80% majority ownership at its current level over the long term.

The stock purchase program underscores VMware’s role in EMC’s strategic direction and acknowledges VMware’s leading position as the global leader in virtualization solutions from the desktop through the data center and to the cloud, and as one of the IT industry’s most compelling value propositions.

David Goulden, EMC Executive Vice President and Chief Financial Officer said, “The public offering of VMware’s stock has enabled EMC to expose the value of VMware to the public markets, attract and retain the best talent in the industry and continually reinforce VMware’s commitment to an open platform strategy. We believe maintaining EMC’s ownership level in VMware at approximately 80% allows us to continue to achieve the above objectives while also maximizing value for EMC shareholders over the long term.”

For more information about EMC’s strategic partnership with VMware and how the two companies help customers on their journey to the private cloud and Virtual Infrastructure deployments, please visit www.emc.com/solutions.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

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EMC is a registered trademark of EMC Corporation. VMware is a registered trademark of VMware, Inc.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; (xiv) litigation that we may be involved in; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.